Exhibit 2.2

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of this 30th day of January, 2007, by and between Shenzhen Anke High-Tech Company Limited (“Anke”), a Sino-foreign joint stock limited company organized and existing under the laws of the People’s Republic of China (“PRC”) and having registered offices at 26 Yanshan Road, Shekou, Nanshan District, Shenzhen, Guangdong, the PRC (“Anke”), and Analogic Corporation, a corporation organized and existing under the laws of the Commonwealth of Massachusetts, U.S.A., and having offices at 8 Centennial Drive, Peabody, Massachusetts 01960, U.S.A. (“Analogic”). Anke and Analogic may hereinafter be referred to as a “Party” individually and as the “Parties” collectively.

WHEREAS, certain written and/or oral agreements have been entered into by and between Analogic and Anke (the “Prior Agreements”);

WHEREAS, pursuant to the Shares Purchase Agreement (the “Shares Purchase Agreement”) dated as of January 30, 2008 and entered into between Analogic and Chongqing Anke Medical Equipment Co., Ltd. (“CA”), a company organized and existing under the PRC Law and having registered offices at 3/F District 2, Neptune Building, #62 Star Road, Hi-tech Industry Development Park, New North Zone, Chongqing, the PRC (“CA”), Analogic agreed to sell the Shares (as defined in the Shares Purchase Agreement) to CA, and CA agreed to purchase the Shares from Analogic;

WHEREAS, the execution and delivery of this Agreement is a condition precedent to the Closing (as defined in the Shares Purchase Agreement); and

WHEREAS, the Shares Purchase Agreement also contemplates that (a) a Master Trademark Agreement shall be entered into by and between Analogic, CA and Anke (the “Master Trademark Agreement”), (b) a Debts Repayment Agreement shall be entered into by and Analogic, Anke and CA (the “Debts Repayment Agreement”), and (c) a Shares Pledge Agreement shall be entered into by Analogic, CA and Anke (the “Shares Pledge Agreement”).

NOW, THEREFORE, the Parties agree as follows:

1. Terms Used in this Agreement. Capitalized terms used herein but not defined herein shall have the meanings assigned to those terms in the Shares Purchase Agreement.

2. Terminated Agreements. Those particular Prior Agreements that are identified in Schedule 2, and all rights and/or obligations under those agreements of any kind whatsoever, whether accrued, contingent, conditional, or otherwise, are hereby fully, completely, irrevocably, and unconditionally terminated as of the date hereof (as defined in the Shares Purchase Agreement) (the “Terminated Agreements”). Anke and Analogic hereby further confirm, acknowledge, and agree that (a) other than (i) the Prior Agreements that are identified in Schedule 2, (ii) this Agreement, (iii) the Master Trademark Agreement, (iv) the Debts Repayment Agreement, (v) the Shares Pledge Agreement, and (vi) any other agreements that may be entered into pursuant to the Shares Purchase Agreement, this Agreement, the aster Trademark Agreement, the Shares Pledge Agreement, and/or the Debts Repayment Agreement, there is no agreement, contract, or other legally valid or binding document that (1) has been entered into by and between Anke and Analogic, and (2) remains effective as of the date of this Agreement, and (b) even if any such agreement, contract, or document does exist, it shall (i) automatically be deemed to be one of the Terminated Agreements, and (ii) be automatically terminated pursuant to this Agreement.

3. Third Party Consent. If the amendment and/or termination of a Prior Agreement requires the consent, signature, or approval of a party other than Analogic or Anke, each Party hereto agrees to use all commercially reasonable efforts to obtain, and to cause any entity within such Party’s control to obtain, such consent, signature, or approval as soon as is reasonably practicable.

4. Release of Analogic Claims. Except as may be otherwise expressly provided in this Agreement, Analogic, on behalf of itself and its parent entities (if any), subsidiaries, other affiliated entities, predecessors, successors, and assigns, and the officers, directors, shareholders, interest holders, principals, employees, attorneys, agents, and other representatives of each of them, hereby unconditionally and forever releases, acquits, and discharges Anke and its parent entities (if any), subsidiaries, other affiliated entities, predecessors, successors, and assigns, and the officers, directors, shareholders, interest holders, principals, employees, attorneys, agents, and other representatives of each of them, of and from any and all claims, actions, causes of action, suits, rights, debts, sums of money, agreements, covenants, promises, representations, accounts, reckonings, obligations, damages, costs, expenses, and demands (the previously listed items being sometimes referred to collectively herein as “Analogic Claims”) of whatever kind and nature, whether known, unknown, presently existing, contingent, or conditional, which Analogic or any of Analogic’s parent entities (if any), subsidiaries, other affiliated entities, predecessors, successors, or assigns, or the officers, directors, shareholders, interest holders, principals, employees, attorneys, agents, or other representatives of any of them, ever had, now has, or can, shall, or may have, for or by reason of any matter, cause, or thing whatsoever from the beginning of the world to this date (the “Analogic-Released Claims”), which Analogic-Released Claims shall (a) include without limitation any Analogic Claims under, arising out of, in connection with, or otherwise relating to, any or all of the Terminated Agreements, and (b) shall not include:

(i) any Analogic Claims under, arising out of, in connection with, or otherwise relating to, (1) the Shares Purchase Agreement, (2) this Agreement, (3) the Master Trademark Agreement, (4) the Debts Repayment Agreement, (5) the Shares Pledge Agreement, and/or (6) any other agreements that may be entered into pursuant to the Shares Purchase Agreement, this Agreement, the Master Trademark Agreement, the Shares Pledge Agreement, and/or the Debts Repayment Agreement; or

(ii) any Analogic Claims arising out of, in connection with, or otherwise relating to, any fraud, deception, or misrepresentation committed (through action or omission) by Anke or its parent entities (if any), subsidiaries, other affiliated entities, predecessors, successors, or assigns, or the officers, directors, shareholders, interest holders, principals, employees, attorneys, agents, or other representatives of any of them.

5. Release of Anke Claims. Except as may be otherwise expressly provided in this Agreement, Anke, on behalf of itself and its parent entities (if any), subsidiaries, other affiliated entities, predecessors, successors, and assigns, and the officers, directors, shareholders, interest holders, principals, employees, attorneys, agents, and other representatives of each of them, hereby unconditionally and forever releases, acquits, and discharges Analogic and its parent entities (if any), subsidiaries, other affiliated entities, predecessors, successors, and assigns, and the officers, directors, shareholders, interest holders, principals, employees, attorneys, agents, and other representatives of each of them, of and from any and all claims, actions, causes of action, suits, rights, debts, sums of money, agreements, covenants, promises, representations, accounts, reckonings, obligations, damages, costs, expenses, and demands (the previously listed items being sometimes referred to collectively herein as “Anke Claims”) of whatever kind and nature, whether known, unknown, presently existing, contingent, or conditional, which Anke or any of Anke’s parent entities (if any), subsidiaries, other affiliated entities, predecessors, successors, or assigns, or the officers, directors, shareholders, interest holders, principals, employees, attorneys, agents, or other representatives of any of them, ever had, now has, or can, shall, or may have, for or by reason of any matter, cause, or thing whatsoever from the beginning of the world to this date (the “Anke-Released Claims”), which Anke-Released Claims shall (a) include without limitation any Anke Claims under, arising out of, in connection with, or otherwise relating to, any or all of the Terminated Agreements, and (b) shall not include:

(i) any Anke Claims under, arising out of, in connection with, or otherwise relating to, (1) the Shares Purchase Agreement, (2) this Agreement, (3) the Master Trademark Agreement, (4) the Shares Pledge Agreement, and/or (5) any other agreements that may be entered into pursuant to the Shares Purchase Agreement, this Agreement, the Shares Pledge Agreement, and/or the Master Trademark Agreement; or

(ii) any Anke Claims arising out of, in connection with, or otherwise relating to, any fraud, deception, or misrepresentation committed (through action or omission) by Analogic or its parent entities (if any), subsidiaries, other affiliated entities, predecessors, successors, or assigns, or the officers, directors, shareholders, interest holders, principals, employees, attorneys, agents, or other representatives of any of them.

6. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, U.S.A., applicable to agreements made and to be performed entirely with the Commonwealth of Massachusetts, and without regard to the portion of such laws having to do with conflicts of laws.

7. Dispute Resolution. Any dispute arising out of or relating to this Agreement, including without limitation any dispute regarding its existence, validity, interpretation, or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the “SIAC”) for the time being in force, which rules are deemed to be incorporated by reference in this clause. The tribunal shall consist of three (3) arbitrators to be appointed by the Chairman of the SIAC. The language of the arbitration shall be English. The arbitration award shall be final and binding upon the Parties and may be enforced, if necessary, in any court of competent jurisdiction.

8. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the Parties.

9. Effectiveness. This Agreement will come into effect upon signing by all the Parties hereto.

10. Severability. If any term or other provision of this Agreement is or becomes invalid, illegal or incapable of being enforced pursuant to any law, public policy or valid and applicable governmental order, all other terms of this Agreement shall nevertheless remain in full force and effect. Within thirty (30) days of such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall replace the invalid, illegal or unenforceable provision with a valid, legal and enforceable provision so as to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, assigns and heirs. No Party shall assign or otherwise transfer or delegate any of its rights or obligations, in whole or in part, under this Agreement without the prior written consent of any other Parties, which consent shall be in the sole discretion of such other Party.

12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative.

Shenzhen Anke High-Tech Company Limited

By: /s/ SUN Yiy

Name: SUN Yiyi Title: Board Chairman

Analogic Corporation

By: James W. Green

Name: James W. Green

Title: President & CEO

SCHEDULE 2: TERMINATED AGREEMENTS

1.	Anatom Whole-body CT Production License Agreement (Anatom È«Éí

CT Éú2ú1/41/4ÊõÐí¿ÉÐÒé) entered into between Analogic and Anke in July 2003.

2.	CT Software Technology Transfer Contract (CT Èí1/4þ1/41/4Êõ×[a]ÈÃºÏÍ¬) entered into between Analogic and Anke in 2001.

3.	Supplementary Agreement on “CT Software Technology Transfer Contract”

entered into between Analogic and Anke in 2001.

4.	MRI Spectrometer Technology Transfer Contract (MRI Æ×ÒÇ1/41/4Êõ×[a]ÈÃºÏÍ¬)

dated as of 1 June 2000 entered into between Analogic and Anke.

5.	Agreement on Related Transactions of Medical Electronics Purchase &

Sale Contract dated as of 23 October 2000 entered into between Analogic and Anke.

6.	Non-Competition Contract dated as of 23 October2000 entered into between

Analogic and Anke.

7.	Any and all supplements, amendments, or medications to the aforesaid contracts and/or agreements (listed as items 1 to 6 above).

8.	Any and all other agreements, contracts, or other legally valid or binding documents that may have been entered into by and between Anke and Analogic at any time prior to the date of this Agreement, except for (a) this Agreement, (b) the Master Trademark Agreement, (c) the Debts Repayment Agreement, (d) the Shares Pledge Agreement, and/or (e) any other agreements that may be entered into pursuant to this Agreement, the Master Trademark Agreement, the Debts Repayment Agreement, and/or the Shares Pledge Agreement.